PROSPECTUS SUPPLEMENT NO. 7 (TO PROSPECTUS DATED APRIL 25, 2014)	Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-195251

Immune Pharmaceuticals Inc.

7,293,242 Shares of Common Stock

This prospectus supplement No. 7 supplements and amends the prospectus dated April 25, 2014, as supplemented and amended by prospectus supplement No.1, dated May 20, 2014, prospectus supplement No. 2, dated June 6, 2014, prospectus supplement No. 3, dated June 23, 2014, prospectus supplement No. 4, dated July 10, 2014, prospectus supplement No. 5, dated August 14, 2014, and prospectus supplement No. 6, dated August 14, 2014 (collectively, the “Prospectus”), relating to the resale or other disposition by the selling security holders identified in the Prospectus of up to 7,293,242 shares of our common stock, consisting of (a) 3,400,315 shares of common stock issuable upon conversion of shares of the registrant’s Series C 8% Convertible Preferred Stock issued in a private placement that closed on March 14, 2014, (b) 272,025 shares of common stock that may be issuable as payment for dividends on the Series C 8% Convertible Preferred Stock, payable through March 14, 2015, (c) 1,810,451 shares of common stock issuable upon exercise of warrants at exercise price of $3.00 per share, subject to adjustment as provided in the warrants, which warrants were originally issued in the private placement and subsequently amended and restated, and (d) 1,810,451 shares of common stock issuable upon exercise of warrants at an adjusted exercise price of $3.50 per share, subject to adjustment as provided in the warrants, which warrants were originally issued in the private placement and subsequently amended and restated.

In accordance with the terms of the private placement, on May 2, 2014, the conversion price of the Series C 8% Convertible Preferred Stock was reduced from $3.40 to $2.71 and the exercise price of the warrants was reduced from $4.25 to $3.39 and from $5.10 to $4.07, as applicable. Consequently, as of May 2, 2014, an additional 775,395 shares of common stock may be issuable upon the conversion of the Series C 8% Convertible Preferred Stock and an additional 62,032 shares may be issuable as payment for dividends thereon, payable through March 14, 2015. In accordance with the restated warrants issued on August 13, 2014, the as adjusted exercise price of the warrants was reduced from $3.39 to $3.00 and from $4.07 to $3.50, as applicable. As a result of the anti-dilution adjustments in the restated warrants, we have outstanding restated warrants to purchase an aggregate of 2,449,380 shares of common stock at an exercise price of $3.50 per share and restated warrants to purchase an aggregate of 2,381,342 shares of common stock at an exercise price of $3.00 per share.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on The NASDAQ Capital Market and the NASDAQ OMX, First North Premier, Stockholm, under the symbol “IMNP”. On September 5, 2014, the last reported sale price of our common stock as reported on The NASDAQ Capital Market $3.69 per share.

We will not receive any proceeds from the sale or other disposition of common stock by the selling security holders. We may, however, receive proceeds from any warrants exercised in cash by selling security holders, however, we cannot predict the timing or the amount of the exercise of such warrants, if at all.

On September 8, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the Prospectus, as may be updated from time to time by our quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 8, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

IMMUNE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-51290	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cambridge Innovation Center

One Broadway, 14th Floor

Cambridge, MA 02142

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (914) 606-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a)          On September 5, 2014, the Company held its 2014 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, 9,815,365 votes were present in person or represented by proxy, which represented approximately 58.94% of the total outstanding eligible votes as of the record date of July 21, 2014.

(b)         The following actions were taken in the Annual Meeting:

(1)	The following three nominees were elected to serve on the Company’s board of directors as Class I directors until the Company’s 2017 annual meeting of stockholders and until their successors are duly elected and qualified, based on the following votes:

Name of Director Nominees	Votes For	Votes Withheld	Broker Non-Vote
Ana Stancic	6,135,180	2,781,618	898,567
Rene Lerer	8,865,655	51,143	898,567
Daniel Kazado	8,846,861	69,937	898,567

After the Annual Meeting, Mr. Gad Berdugo and Dr. Cameron Durrant continue to serve as Class II directors and Dr. Daniel G. Teper and David Sidransky continue to serve as Class III directors.

(2)	An amendment to the Company’s Certificate of Incorporation effecting a reverse stock split:

Votes For	Votes Against	Votes Abstain	Broker Non-Vote
2,178,216	7,357,582	279,565	0

This proposal was not approved by the stockholders.

(3)	An amendment to the Company’s Certificate of Incorporation declassifying the Company’s board of directors:

Votes For	Votes Against	Votes Abstain	Broker Non-Vote
8,833,060	33,507	50,231	898,567

This proposal was not approved by the stockholders.

(4)	The selection of EisnerAmper LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, was ratified, based on the following votes:

Votes For	Votes Against	Votes Abstain	Broker Non-Vote
9,737,740	47,490	30,135	0

(5)	The compensation of the Company’s named executive officers as disclosed in the proxy statement for the Annual Meeting was approved, on advisory basis, based on the following votes:

Votes For	Votes Against	Votes Abstain	Broker Non-Vote
8,836,070	41,658	39,070	898,567

(6)	The frequency of holding an advisory vote on the compensation of our named executive officers was voted for a frequency vote to be held every two-years, on advisory basis, based on the following votes:

Every Year	Every Two Years	Every Three Years	Votes Abstain	Broker Non-Vote
1,204,374	7,162,582	63,397	486,444	898,567

(d)      Consistent with the stockholders’ votes at the Annual Meeting, the board of directors has determined to hold a non-binding, advisory vote on the compensation of our named executive officers every two-years until the earlier of (i) the next required vote on the frequency of such advisory vote, which is currently expected to be held at our 2020 annual meeting of stockholders; or (ii) such date that the board of directors decides to hold the next stockholder advisory vote on the frequency of such advisory votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

Dated: September 8, 2014	By:	/s/ Daniel G. Teper
		Name:	Daniel G. Teper
		Title:	Chief Executive Officer